Exhibit 10.25

CONTRIBUTION AGREEMENT

by and among

AIAI Holdings Corporation, as the Company

Vanguard Healthcare Solutions LLC,

and

The Persons Listed Herein, as the Contributors

January 23, 2026

i

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of January 23, 2026, is by and among AIAI Holdings Corporation, a Delaware corporation (the “Company”), and Vanguard Healthcare Solutions LLC, a Texas limited liability company (“Vanguard”), and the Persons listed on the signature pages to this Agreement (collectively, the “Contributors”), on the other hand. The Company, Vanguard, and the Contributors are referred to in this Agreement each as a “Party” and collectively as the “Parties”.

WHEREAS, the Contributors own all of the issued and outstanding Equity Interests (the “Acquired Interests”) of Vanguard and

WHEREAS, the Contributors desire to contribute the Acquired Interest to the Company, and the Company desires to issue to the Contributors shares of Common Stock, in an exchange intended to constitute a transfer pursuant to Section 351 of the Code, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Annex A.

Section 1.2 Other Capitalized Terms. The following capitalized terms are defined on the pages of this Agreement indicated below:

Acquisition Per Share Value	2
Acquisition Shares	2
Adjusted Purchase Price	2
Agreement	1
Closing	3
Closing Date	3
Company	1
Company Closing Deliverables	5
Company Financial Statements	15
Company Indemnified Parties	20
Contributor Closing Deliverables	4
Contributor Indemnified Parties	20
Contributor	1
Contributors’ Representative	27
Drop Dead Date	23
Indemnified Party	22
Indemnifying Party	22
Initial Offering Price	2
Leased Property	9
Licensed Intellectual Property	11
Lock-Up Agreement	4
Majority Holders	27
Material Contracts	8
Owned Intellectual Property	11
Party	1
Real Property Lease	9
Representative Expenses	30
Vanguard Employees	11
Vanguard Financial Statements	7
Vanguard Interim Financial Statements	7
Vanguard Latest Balance Sheet	7
Vanguard Licenses	9
Vanguard Year-End Financial Statements	7

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Article II

PURCHASE AND SALE OF SHARES

Section 2.1 Contribution.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Contributors shall sell, assign, transfer, and convey to the Company, and the Company shall acquire from the Contributors, the Acquired Interests, free and clear of any Liens (other than Permitted Liens).

(b) In return for the Acquired Interests, at Closing the Company shall issue to the Contributors, on a pro rata basis, an aggregate number of shares of Common Stock (the “Acquisition Shares”) equal to (a) the Adjusted Purchase Price divided by (b) an agreed upon per share value of $20.00 (the “Acquisition Per Share Value”). In the event that the opening public offering price per share of Common Stock in the Direct Listing (the “Initial Offering Price”) is less than the Acquisition Per Share Value, the Company shall issue to the Contributors, on a pro rata basis, such additional number of shares of Common Stock, valued at the Initial Offering Price, so that the total number of shares of Common Stock issued to the Contributors hereunder shall equal the Adjusted Purchase Price, valued at the Initial Offering Price, provided that such additional shares shall be issued not later than 30 days following the Closing Date and shall not be registered for resale under the Registration Statement.

(c) The Company and the Contributors acknowledge and agree that the Acquisition Shares will be registered for public resale by the Contributors under the Registration Statement, subject to the terms and conditions of the Lock-Up Agreement, which agreement shall restrict the sale of an aggregate of 480,000 Acquisition Shares (which number shall include the Indemnity Holdback Amount) for a period of 180 days from the initial trading day of the Common Stock on Nasdaq or such lesser number of days as may be agreed to by the Company.

Section 2.2 Additional Consideration. If Vanguard’s trailing twelve-month gross revenues at the end of any month during the period commencing on the Closing Date and ending with the month preceding the fifth anniversary of the Closing Date is equal to or greater than (a) $14,000,000 (the “Initial Target Revenues”), then the Company shall pay to the Contributors (on a pro rata basis) additional shares of Common Stock with a Value of $12,000,000 (the “Initial Performance Shares”), (b) $21,000,000 (the “Secondary Target Revenues”), then the Company shall pay to the Contributors (on a pro rata basis) addition shares of Common Stock with a Value of $6,000,000 (the “Secondary Performance Shares”), and (c) $28,000,000 (the “Tertiary Target Revenues”), then the Company shall pay to the Contributors (on a pro rata basis) additional shares of Common Stock (the “Tertiary Performance Shares”).

The dollar amount used to calculate the number of Performance Shares issuable upon the achievement of any of the revenue thresholds set forth above (i.e., $14,000,000, $21,000,000 or $28,000,000, as applicable) shall be adjusted as follows: (i) the applicable payout amount shall be multiplied by the CPI Adjustment Factor and (ii) the resulting adjusted amount shall be divided by the applicable Value to determine the number of Performance Shares to be issued. For the avoidance of doubt, the Revenue Threshold amounts of $14,000,000, $21,000,000, and $28,000,000 shall not be so adjusted.

The Initial Performance Shares, the Secondary Performance Shares, and the Tertiary Performance Shares, as applicable, shall be issuable by the Company within five (5) Business Days following confirmation that the Initial Target Revenues, the Secondary Target Revenues, and the Tertiary Target Revenues, as applicable, have been achieved based on Vanguard’s financial statements prepared in accordance with GAAP. Vanguard agrees to provide the Company with such information as the Company shall reasonably request in order for it to be able complete the confirmation process. Any disagreement regarding the achievement of the revenue targets shall be resolved by an independent accounting firm selected by the mutual agreement of the Parties, with the costs of such firm being shared equally by the Contributors and the Company. The Initial Performance Shares, the Secondary Performance Shares, and the Tertiary Performance Shares, if issued, will be registered for public resale under a registration statement filed by the Company with the SEC effective as of the time of the issuance of the applicable Performance Shares.

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Section 2.3 Holdback. Upon the Closing, the Company will hold back from the Acquisition Shares the Indemnity Holdback Amount for the purposes of satisfying any claims for indemnification by any Company Indemnified Party in accordance with Article IX. Subject to the Company’s right to permanently retain all or a portion of the Indemnity Holdback Amount for any Company Indemnified Party’s claim for Damages subject to indemnification pursuant to Article IX, as of date that is the one-year anniversary of the Closing Date (the “Indemnity Holdback Expiration Date”), any remaining Indemnity Holdback Amount (other than amounts being permanently retained by the Company in connection with satisfying any Damages or retained pending resolution of any potential unsatisfied claims for Damages in accordance with Article IX) shall be distributed to the Contributors in accordance with such Contributors’ pro rata portion in accordance with Section 9.3.

Section 2.4 Tax Treatment. The Parties acknowledge that the Transactions, taken together with the Additional Acquisitions, all of which are made as part of the same plan, are intended to qualify as tax-deferred exchanges under Section 351 of the Code. The Contributors represent and warrant that, immediately after the exchange, they will, as a group together with the contributors pursuant to the Additional Acquisitions, be in control of the Company within the meaning of Section 368(c) of the Code, which requires ownership of at least 80% of the voting stock and 80% of all other classes of stock. The Parties agree to file all Tax Returns and take all Tax positions in a manner consistent with such intent unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code. The Parties hereby agree to file and retain such information as shall be required under Section 1.351-3 of the Treasury Regulations. Furthermore, the Parties shall consult with their respective tax advisors to ensure that all actions taken in connection with the Transactions comply with the requirements of Section 351 and shall provide the Company with written confirmation of such compliance prior to Closing.

Article III

CLOSING MATTERS

Section 3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will occur no later than the Business Day after which all of the conditions to Closing set forth in Section 3.5 have been satisfied, other than conditions that, by their nature, must be satisfied at the Closing (such date, the “Closing Date”), by electronic mail or other electronic transmission or at such place and time as the Parties may mutually agree. All deliveries by one Party to any other Party at the Closing will be deemed to have occurred simultaneously as of the Closing Date and, unless the Contributors’ Representative and the Company otherwise agree, none will be effective unless and until all such deliveries have occurred.

Section 3.2 Reimbursement and Payment of Transaction Expenses/Repayment of Vanguard Indebtedness.

(a) Upon Closing, the Company shall (a) reimburse the Contributors for all Transaction Expenses incurred and previously paid by Vanguard or the Contributors and (b) pay or cause to be paid all incurred and unpaid Transaction Expenses, by wire transfer of immediately available funds to accounts specified in writing by Vanguard or the Contributors (with supporting documentation reasonably acceptable to the Company), such amounts not to exceed $150,000 in the aggregate.

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(b) At Closing, the Company, on behalf certain Contributors as designated by the Contributors’ Representative (the “Escrow Contributors”), shall contribute the Adjustment Holdback Amount into an escrow account with an escrow agent mutually agreeable to the Company and the Escrow Contributors to be administered by such escrow agent in accordance with the terms of an escrow agreement in form and substance reasonably acceptable to the Company and the Escrow Contributors. The proceeds from the sale of the Adjustment Holdback Amount, pursuant to the terms of such escrow agreement, shall be used to repay the Vanguard Indebtedness to the Persons identified in and accordance with the Payoff Letters.

Section 3.3 Contributor Closing Deliverables. At the Closing, the Contributors shall deliver or cause to be delivered to the Company (collectively, the “Contributor Closing Deliverables”):

(a) assignments of membership interest for the Acquired Interests, in form and substance reasonably satisfactory to the Company and the Contributors’ Representative, each duly executed by the Contributors;

(b) as applicable, payoff letters (collectively, the “Payoff Letters”) with respect to the Vanguard Indebtedness (i) setting forth the amount required to repay in full all such Vanguard Indebtedness and (ii) providing for the termination of such Vanguard Indebtedness in each case upon the receipt fo the applicable payoff amount;

(c) a certificate for Vanguard, dated no more than 15 days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that Vanguard validly exists and is in good standing in such jurisdiction;

(d) a certificate from a duly authorized officer of Vanguard (i) authenticating Vanguard’s Governing Documents; (ii) attaching all requisite resolutions or actions of Vanguard’s managing body approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (iii) certifying to the accuracy of the representations and warranties of Vanguard as required under Section 3.5(a)(i); (iv) certifying to the performance of the covenants and obligations to be performed by Vanguard and the Contributors on or prior to the Closing as required under Section 3.5(a)(ii); and (v) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of Vanguard, duly executed by an authorized officer of Vanguard;

(e) a duly executed IRS Form W-9 for each Contributor;

(f) as requested by the Company, written resignations of each director of Vanguard, in form and substance acceptable to the Company, in each case, effective as of the Closing and duly executed by each such director;

(g) a lockup agreements with respect to the Acquisition Shares, in form and substance reasonably satisfactory to the Parties (the “Lock-Up Agreement”), duly executed by the Contributors.

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Section 3.4 Company Closing Deliverables. At the Closing, the Company shall deliver or cause to be delivered to the Contributors (collectively, the “Company Closing Deliverables”):

(a) evidence acceptable to the Contributors that the Contributors hold, beneficially and of record, all of the Acquisition Shares;

(b) a certificate for the Company, dated no more than 15 days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that the Company validly exists and is in good standing in such jurisdiction;

(c) a certificate from a duly authorized officer of the Company (i) attaching all requisite resolutions or actions of the Company’s equity holders and board of directors approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (ii) certifying to the accuracy of the representations and warranties of the Company as required under Section 3.5(b)(i); (iii) certifying to the performance of the covenants and obligations to be performed by the Company prior to the Closing as required under Section 3.5(b)(ii); and (iv) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of the Company, duly executed by an authorized officer of the Company; and

(d) the Lock-Up Agreements, duly executed by the Company.

Section 3.5 Conditions to Closing.

(a) The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by the Company):

(i) each of the representations and warranties of Vanguard in Article IV and the Contributors in Article V must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect”, or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

(ii) the Contributors and Vanguard must have complied in all material respects with the covenants and obligations applicable to the Contributors and Vanguard contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii) no Vanguard Material Adverse Effect shall have occurred;

(iv) Contributor must have delivered or caused to be delivered all of the Contributor Closing Deliverables to the Company;

(v) there must be no enactment, issuance, promulgation, enforcement, or entry of any Order in effect as of the Closing that makes the Transactions illegal or otherwise prohibits the consummation of the Closing;

(vi) the waiting period under the Antitrust Laws applicable to the Transactions must have expired or been terminated; and

(vii) the Company must provide the Contributors with evidence that the Company has filed, and received evidence of acceptance by the SEC of, the acceleration request seeking the effectiveness of the Registration Statement.

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(b) The obligation of the Contributors to consummate the Transactions is subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by Contributor):

(i) each of the representations and warranties of the Company in Article VI must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect”, or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

(ii) the Company must have complied in all material respects with the covenants and obligations applicable to the Company contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii) the Company must have delivered or caused to be delivered all of the Company Closing Deliverables to Contributor;

(iv) there must be no enactment, issuance, promulgation, enforcement, or entry of any Order in effect as of the Closing that makes the Transactions illegal or otherwise prohibits the consummation of the Closing;

(v) the waiting period under the Antitrust Laws applicable to the Transactions must have expired or been terminated;

(vi) no Company Material Adverse Effect shall have occurred;

(vii) the Company must provide the Contributors with evidence that the Company has filed, and received evidence of acceptance by the SEC of, the acceleration request seeking the effectiveness of the Registration Statement; and

(viii) the Company must provide evidence reasonably satisfactory to the Contributors that each of the Additional Acquisitions has been or will be consummated as of the Closing Date.

Article IV

REPRESENTATIONS AND WARRANTIES OF VANGUARD

Subject to the disclosures set forth in the Contributor Disclosure Letter, Vanguard hereby represents and warrants to the Company as of the date of this Agreement as follows:

Section 4.1 Organization. Vanguard has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of organization. Vanguard has the requisite power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. Vanguard is duly licensed or qualified and in good standing in all jurisdictions where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not result in a Vanguard Material Adverse Effect. The Contributors’ Representative has made available to the Company a complete and accurate list of all jurisdictions where Vanguard is so licensed or qualified.

Section 4.2 Due Authorization. Vanguard has all requisite power and authority to execute and deliver each Transaction Document to which Vanguard is or will be a party and to consummate the Transactions. Each Transaction Document to which Vanguard is a party has been duly and validly executed and delivered by Vanguard and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of Vanguard, enforceable against Vanguard in accordance with its terms, subject to the Enforceability Exceptions.

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Section 4.3 No Conflict. The execution and delivery by Vanguard of the Transaction Documents to which Vanguard is a party and the consummation of the Transactions by Vanguard will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, or accelerate the performance required, in each case, in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which Vanguard is a party; (b) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to Vanguard; (c) violate or conflict with the Governing Documents of Vanguard; or (d) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any assets of Vanguard.

Section 4.4 Third-Party Consents. Except as required under the Antitrust Laws, no notice to, consent of, or filings with any Governmental Authority or other Person is required by Vanguard with respect to the execution or delivery of any Transaction Document or the consummation of the Transactions, except where the failure to obtain any such consent or make any such filing would not reasonably be expected to result in a Vanguard Material Adverse Effect.

Section 4.5 Actions and Orders. There are no pending or, to the Knowledge of the Contributors’ Representative, threatened Actions by any Person or before or by any Governmental Authority against Vanguard or that prohibits or otherwise restricts, in any material respect, the ability of Vanguard to consummate the Transactions. There is no Order to which Vanguard is subject or bound other than rules promulgated by a Governmental Authority of general applicability. There is no Order to which Vanguard is subject or bound that prohibits or otherwise restricts the ability of Contributor to consummate the Transactions.

Section 4.6 Capitalization. The Contributors’ Representative has made available to the Company complete and accurate copies of the Governance Documents of Vanguard and a complete and accurate list of the all of the issued and outstanding Equity Interests of Vanguard. The Contributors own all of the issued and outstanding Equity Interests of Vanguard. No Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of Vanguard. Vanguard does not (a) have any subsidiaries or own Equity Interests of any other Person, (b) any obligation to invest in, or make a capital contribution to, any Person, or (c) otherwise control any other Person.

Section 4.7 Financial Statements. The Contributors’ Representative has made available to the Company complete and accurate copies of (a) the audited, consolidated balance sheets of Vanguard as of December 31, 2024, together with the related statements of income of Vanguard for the 24-month period then ended (the “Vanguard Year-End Financial Statements”) and (b) the unaudited, consolidated balance sheet of Vanguard as of September 30, 2025 (the “Vanguard Latest Balance Sheet”) and the related statement of income of Vanguard for the nine-month period then ended (the “Vanguard Interim Financial Statements” and, together with the Vanguard Latest Balance Sheet and the Vanguard Year-End Financial Statements, the “Vanguard Financial Statements”). The Vanguard Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of Vanguard as of the respective dates they were prepared and the results of operations of Vanguard for the periods indicated, subject to the absence of notes and, in the case of Vanguard Interim Financial Statements only, year-end adjustments.

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Section 4.8 No Undisclosed Liabilities. Vanguard does not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) those adequately reflected or reserved against Vanguard Latest Balance Sheet, (b) those incurred in the Ordinary Course since the date of Vanguard Latest Balance Sheet, or (c) those that would not result in a Vanguard Material Adverse Effect.

Section 4.9 No Vanguard Material Adverse Effect. Since the date of Vanguard Latest Balance Sheet, no Vanguard Material Adverse Effect has occurred and is continuing.

Section 4.10 Material Contracts.

(a) The Contributors’ Representative has available to the Company copies of all Contracts (including all amendments or modifications thereto) to which Vanguard is a party that falls within any of the following categories (collectively the “Material Contracts”):

(i) any Contract for goods or services that involves, or that is expected to involve, payments to Vanguard of more than $50,000 per annum;

(ii) any Contract for goods or services that involves, or that is expected to involve, payments by Vanguard of more than $50,000 per annum;

(iii) any Contract relating to Indebtedness owed by Vanguard;

(iv) any Contract under which Vanguard would incur any change-in-control payment or similar compensation obligations to its employees by reason of the Transactions or any Transaction Document;

(v) any Contract under which Vanguard has advanced or loaned Indebtedness or any other amount to any Person, other than trade credit in the Ordinary Course;

(vi) any Contract relating to the Business for capital expenditures involving payments of more than $50,000 individually or in the aggregate, in each case, under which there are material outstanding obligations;

(vii) all Contracts for Licensed Intellectual Property that involve an annual license fee of $50,000 or more (excluding licenses for “off-the-shelf” or commercially available software pursuant to shrink-wrap, click-through, or similar licenses); and

(viii) any Contract to which Vanguard is a party entered into in the past three years involving any resolution or settlement of any actual or threatened Action.

(b) Each Material Contract is a valid and binding obligation of Vanguard, is in full force, and effect, and is enforceable against Vanguard, subject to the Enforceability Exceptions. Vanguard is not in material breach, violation, or default under any Material Contract.

Section 4.11 Compliance with Laws. Vanguard is currently, and has been since January 1, 2020, in compliance in all material respects with all Laws and Orders to which Vanguard is subject. Since January 1, 2020, Vanguard has not received written notice from any Governmental Authority that Vanguard is not in compliance with any applicable Law or Order.

Section 4.12 Litigation. There is no material Action pending or, to the Knowledge of the Contributors’ Representative, threatened by or before any Governmental Authority against or relating to or affecting Vanguard’s assets or the Business.

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Section 4.13 Insurance. Vanguard maintains insurance policies with financially sound insurance companies providing commercially reasonable protection against Liabilities arising or accruing prior to the Closing. The Contributors’ Representative has made available to the Company (a) a complete and accurate list of all policies of insurance providing coverage for Vanguard, and (b) a print-out of the aggregate claims and all individual claims made under each such policy (or any predecessor policy) since January 1, 2020. No notice of cancellation, termination, or reduction in coverage has been received with respect to any such policy.

Section 4.14 Licenses. Vanguard has obtained all of the Licenses necessary to permit it to own, operate, use, and maintain its assets and conduct the Business in the manner in which they are now owned, operated, used, and maintained (the “Vanguard Licenses”), except where the failure to obtain any such Vanguard License would not result in a Vanguard Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Contributors’ Representative, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any Vanguard License or the imposition of any fine, penalty, sanction, or other Liability for violation of any Law or Order relating to any Vanguard License, in each case, that would have a Vanguard Material Adverse Effect.

Section 4.15 Material Vendors. The Contributors’ Representative has made available to the Company a list of the 10 largest vendors (by aggregate spend) of Vanguard (the “Material Vendors”), for the fiscal year ended December 31, 2024, and the [five]-month period ending [June 30], 2025. No Material Vendor has, in the last 12 months, threatened in writing to cancel, materially and adversely modify, or otherwise terminate the relationship or business relations of such Material Vendor with Vanguard.

Section 4.16 Assets and Property.

(a) Except for assets disposed of in the Ordinary Course since the date of Vanguard Latest Balance Sheet, Vanguard owns good and valid title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by Vanguard on Vanguard Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens).

(b) The tangible assets used in the operation of the Business (i) are adequate for the uses to which they are being put, and (ii) are in good operating condition and repair, subject to normal wear and tear and ordinary, routine maintenance and repair that are not material in cost or nature.

(c) The Contributors’ Representative has made available to the Company (i) the addresses of each parcel of real property that Vanguard leases, subleases, or licenses (each a “Leased Property”), and (ii) copies of all Contracts under which Vanguard leases, subleases, or licenses such Leased Property (each a “Real Property Lease”). Each Real Property Lease is a valid and binding obligation of Vanguard, is in full force and effect, and is enforceable against Vanguard, subject to the Enforceability Exceptions. Vanguard is not in material breach, violation, or default under any Real Property Lease. Vanguard has not leased or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof.

(d) Vanguard does not own any parcel of real property and is not party to any Contract or option to purchase any real property.

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Section 4.17 Environmental Matters.

(a) Vanguard is currently, and has been since January 1, 2020, in compliance in all material respects with all Environmental Laws.

(b) Vanguard is not using any of the Leased Properties or any other assets pertaining to the Business, or permitted such Leased Properties or assets to be used, to generate, manufacture, refine, treat, transport, store, handle, transfer, import, produce, or process Hazardous Substances. Vanguard has not caused or permitted the release of any Hazardous Substances at, on, or under the Leased Properties.

(c) There are no environmental and operating documents and records relating to the Business required to be maintained by any Environmental Law or Environmental License. Vanguard has not breached in any material respect any obligation to report to any Person imposed under any Environmental Laws or Environmental License. No notice, report, demand, request for information, citation, summons, or Order has been received, and no Action is pending or, to the Knowledge of the Contributors’ Representative, threatened by any Person with respect to Vanguard relating to or arising out of any Environmental Law or Environmental License.

Section 4.18 Taxes.

(a) Vanguard has timely filed all Tax Returns required to be filed by it (taking into account applicable extensions), and all material amounts of Taxes required to be paid by Vanguard have either been paid or adequate provision therefor has been made in Vanguard Financial Statements. All such Tax Returns are true, complete and correct in all material respects.

(b) No Tax Return filed by Vanguard is the subject of a current audit or examination by the IRS or any other Governmental Authority responsible for the administration of any Tax.

(c) All material Taxes required to be deducted or withheld by Vanguard have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Authority.

(d) Vanguard has no Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e) Vanguard will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount, installment sale or open transaction disposition.

(f) Vanguard has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code within the two-year period prior to the date hereof.

(g) Vanguard (i) has not in respect of a Tax period that remains open, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) is not subject to a closing agreement entered into under Section 7121 of the Code, a private letter ruling of the IRS or comparable rulings of any other Governmental Authority requested and obtained by Vanguard that would have a binding effect after the Closing.

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(h) Vanguard has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made with respect to all matters relating to Taxes of Vanguard shall be the representations and warranties set forth in this Section 4.18, and this Agreement shall not be interpreted in any manner that is contrary thereto.

Section 4.19 Intellectual Property; Data Privacy.

(a) All Intellectual Property is either owned by Vanguard (the “Owned Intellectual Property”) or used by Vanguard pursuant to a valid license Contract (the “Licensed Intellectual Property”).

(b) The Contributors’ Representative has made available to the Company a complete and accurate list of (i) all Owned Intellectual Property that is registered, issued, or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property. All of such registrations, issuances, and applications are valid, in full force and effect, and have not expired or been cancelled, abandoned, or otherwise terminated. Vanguard owns and possess all right, title, and interest in and to its Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) To the Knowledge of the Contributors’ Representative, (i) the conduct of the Business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and (ii) no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of Vanguard in any Licensed Intellectual Property.

Section 4.20 Employment and Labor Matters.

(a) The Contributors’ Representative has made available to the Company a list of all (i) employees of Vanguard as of the date of this Agreement (such employees, the “Vanguard Employees”) setting forth each Vanguard Employee’s name, job title, date of hire, job location (by city), and salary or hourly rate of pay and (ii) Consultants engaged in the operation of this Business as of the date of this Agreement, together with copies of any Contracts relating to such Consultants.

(b) Vanguard is currently being, and has been since January 1, 2020, operated in compliance in all material respects with all applicable Laws relating to employees. To the Knowledge of the Contributors’ Representative, there are no Liabilities of Vanguard pursuant to any applicable Laws relating to the Vanguard Employees or Consultants. All current assessments under Laws applicable to workers’ compensation in applicable jurisdictions for Vanguard Employees have been paid or accrued, and Vanguard is not currently, nor has it been since January 1, 2020, subject to any unpaid special or penalty assessment under such legislation. To the Knowledge of the Contributors’ Representative, no Vanguard Employee or Consultant is in material violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to (i) the right of any such Vanguard Employee or Consultant to be employed or engaged by Vanguard or (ii) the use or knowledge of trade secrets or proprietary information of Vanguard. No Vanguard Employee or Consultant has provided Vanguard with written notice of such Vanguard Employee’s or Consultant’s intention to terminate employment or engagement with Vanguard as a result of the Transactions.

(c) No Vanguard Employee is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, and no such Contract is currently being negotiated.

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Section 4.21 Employee Benefit Plans.

(a) The Contributors’ Representative has made available to the Company complete and accurate copies of the documents relating to each Vanguard Plan. Each Vanguard Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws, in each case, in all material respects. Each Vanguard Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS to the effect that such Vanguard Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Vanguard Plan.

(b) Vanguard has not incurred any Liability nor reasonably expects to incur any Liability for post-employment health, medical, or life insurance benefits for any current or former Vanguard Employee, except as may be required by COBRA Coverage.

(c) Neither Vanguard nor any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability for any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA. No Vanguard Plan is a Multiemployer Plan.

(d) The execution and delivery of any Transaction Document and the consummation of the Transactions will not result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) any payment, compensation, or benefit becoming due, or increase the amount of any payment, compensation, or benefit due, to any current or former employee (including any Vanguard Employee), director, or officer of Vanguard; (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits; or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

Section 4.22 Brokers. Neither Vanguard nor any Contributor will have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 4.23 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ARTICLE V, NEITHER VANGUARD NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF VANGUARD OR ANY estimates, projections, OR other forecasts (including the reasonableness of the assumptions underlying such estimates, projections, OR forecasts) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

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Article V

Representations and warranties OF the Contributors

Subject to the disclosures set forth in the Contributor Disclosure Letter, each Contributor hereby represents and warrants to the Company as of the date of this Agreement as follows:

Section 5.1 Due Authorization. Each Contributor has all requisite legal capacity to execute and deliver each Transaction Document to which such Contributor is or will be a party and to consummate the Transactions. Each Transaction Document to which such Contributor is a party has been duly and validly executed and delivered by such Contributor and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2 No Conflict. The execution and delivery by each Contributor of the Transaction Documents to which such Contributor is a party and the consummation of the Transactions by such Contributor will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to such Contributor, or (b) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any portion of the Acquired Interest.

Section 5.3 Title to Acquired Interest. Each Contributor is the record and beneficial owner of, and has good and transferable title to, the Acquired Interest, free and clear of all Liens (other than Permitted Liens). Except pursuant to this Agreement, there is no Contract pursuant to which such Contributor has, directly or indirectly, granted any option, warrant, or other right to any Person to acquire any portion of the Acquired Interest. Such Contributor is not party to any shareholders agreement, voting agreement, voting trust, proxy, or other Contract relating to the transfer or voting of the Acquired Interest.

Section 5.4 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V AND ARTICLE IV, NEITHER THE CONTRIBUTORS NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE CONTRIBUTORS OR VANGUARD OR ANY estimates, projections, OR other forecasts (including the reasonableness of the assumptions underlying such estimates, projections, OR forecasts) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

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Article VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Contributors and Vanguard as of the date of this Agreement as follows:

Section 6.1 Organization; Good Standing; Power. The Company has been duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has the requisite power and authority to own and lease their respective assets and properties and to conduct their respective businesses as they are now being conducted.

Section 6.2 Authorization; Execution and Enforceability; No Conflicts.

(a) The Company possesses all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver, and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. Each Transaction Document to which the Company is or will be a party has been duly and validly executed and delivered by the Company and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions by the Company will not (i) conflict with or result in a breach, violation, or infringement of the terms, conditions, or provisions of; (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both); or (iii) require notice, consent, or approval under, or with respect to, (1) the Governing Documents of the Company, (2) any Law or Order to which the Company is subject, (3) any material Contract to which the Company is a party, or (4) any Governmental Authority (other than with under the Antitrust Laws applicable to the Transactions) or other Person.

Section 6.3 Capitalization and Indebtedness.

(a) Section 6.3(a) to the Company Disclosure Letter sets forth a complete and accurate list of the all of the issued and outstanding Equity Interests of the Company (including the holders thereof and the amount of Equity Interests held by such holders) as of the date of this Agreement, together with a complete and accurate entity-level pro forma capitalization table with the same information as of immediately prior to the Effective Time after giving effect to all of the Additional Acquisitions. The Persons set forth on Section 6.3(a) to the Company Disclosure Letter own all of the issued and outstanding Equity Interests of the Company as set forth therein as of the date of this Agreement or will own such Equity Interests as of the Effective Time. Except as set forth in the Governing Documents of the Company (complete and accurate copies of which have been made available to Contributor), no Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of the Company. Except as provided in the Additional Acquisition Documentation, the Company does not (a) have any subsidiaries or own Equity Interests of any other Person, (b) have any obligation to invest in, or make a capital contribution to, any Person, or (c) otherwise control any other Person.

(b) Section 6.3(b) to the Company Disclosure Letter sets forth a listing of all Indebtedness of the Company (including any Indebtedness convertible into Equity Interests), including (1) the lender thereunder and (2) the outstanding balance thereon as of the date of this Agreement.

Section 6.4 Actions and Orders. There are no Actions or Orders pending or threatened against or affecting the Company seeking to restrain, prohibit, or materially delay, or to obtain damages or other relief in connection with, the Transactions or the Direct Listing.

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Section 6.5 Financial Matters.

(a) The Company has made available to the Contributors’ Representative a complete and accurate copy of the audited balance sheet of the Company as of December 31, 2024, together with the balance sheet dated September 30, 2025 and the related statements of income for the Company for the nine-month period then ended (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company as of the date they were prepared and the results of operations of the Company for the periods indicated, subject to the absence of notes.

(b) The Company has any no Liabilities other than (a) those adequately reflected or reserved against in the Company Financial Statements or (b) those incurred in the Ordinary Course.

Section 6.6 Direct Listing and Additional Acquisitions.

(a) The Registration Statement does not, and will not as of the consummation of the Direct Listing, contain (i) any untrue statement of material fact or omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading or (ii) any other inaccurate statement that could give rise to any Liability of the Company, the Contributors, or any of their respective Affiliates or Representatives.

(b) The Company Valuation Report does not contain any untrue statement of material fact or omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading.

(c) The Company has no reason to believe that (i) the Direct Listing will not be consummated or (ii) any of the Additional Acquisitions will not be consummated on the terms set forth in the Additional Acquisition Documentation.

(d) Except as set forth on Section 6.6(d) to the Company Disclosure Letter, neither the Company nor any of its Affiliates or Representatives (i) is aware of any material breach of or inaccuracy in any of the representations or warranties set forth in the Additional Acquisition Documentation or (ii) has waived any condition to closing any of the Additional Acquisitions.

Section 6.7 Solvency. Assuming that the representations and warranties of Vanguard set forth in Article IV are true and correct in all material respects as of Closing, immediately following Closing, after giving effect to the Transactions, the Company will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts, and (c) have adequate capital to carry on its business. No transfer of property is being made by or at the direction of the Company or any of its Affiliates, and no obligation is being incurred by or at the direction of the Company or any of its Affiliates, in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of the Company or any of its Affiliates.

Section 6.8 Brokers. The Company will not have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 6.9 Independent Investigation; Disclaimer of Reliance. the company acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties, and projected operations of the Business AND vanguard and, in making its determination to proceed with the Transactions, the Company HAS relied exclusively on the results of its own independent investigation and on the representations and warranties made by vanguard IN Article IV and by the Contributors in article V (IN EACH CASE as modified by the CONTRIBUTOR Disclosure Letter). Notwithstanding anything to the contrary in this Agreement, the Company on its own behalf and on behalf of its Affiliates and Representatives, acknowledges and agrees that no Person is making or will be deemed to have made any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the vanguard in Article IV and by the Contributors in article V (IN EACH CASE as modified by the CONTRIBUTOR Disclosure Letter), and neither the Company nor any of ITS Affiliates or Representatives is relying on, and each such Person expressly disclaims reliance on, any representations or warranties other than those made by Vanguard in Article IV and by the Contributors in article V (IN EACH CASE as modified by the CONTRIBUTOR Disclosure Letter).

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Article VII

Pre-Closing Covenants

Each of the agreements, covenants, and obligations set forth in this Article VII will apply to the applicable Parties during the period beginning on the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article X.

Section 7.1 Commercially Reasonable Efforts. Except with respect to the matters described in Section 7.2 and Section 7.3, each Party shall use commercially reasonable efforts to cause the conditions to the Closing set forth in Section 3.5 to be satisfied and to consummate the Transactions as promptly as possible; provided that, for avoidance of doubt, Vanguard will not be required to expend any funds to obtain any third-party consents.

Section 7.2 Direct Listing Matters.

(a) The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the Direct Listing, including the Listing of the Common Stock on Nasdaq, to be consummated as promptly as practicable after the date of this Agreement.

(b) The Company shall make available to the Contributors’ Representative a final draft version of the Registration Statement at least 10 Business Days prior to the initial submission of the Registration Statement to the SEC. During such 10-Business-Day period, the Company shall consider in good faith any comments or proposed changes provided by the Contributors’ Representative to the Registration Statement prior to the initial submission of the same to the SEC. The Company shall further make available to the Contributors’ Representative all comments or other input received from the SEC with respect to the Registration Statement and allow the Contributors’ Representative a reasonable opportunity to review and provide comments or input to the Company regarding the same.

(c) The Company shall cause the Registration Statement not to (i) contain any untrue statement of material fact or any other inaccurate statement that could give rise to any Liability of the Company, the Contributors, or any of their respective Affiliates or Representatives, or (ii) omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading.

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(d) The Company shall promptly notify the Contributors’ Representative in writing of any event, fact, occurrence, event, act, or omission that would reasonably be expected to result in the Direct Listing not being consummated or being consummated prior to the Drop Dead Date.

(e) Prior to the date of this Agreement, the Company has made available to the Contributors’ Representative a third party prepared business valuation report for the Company dated December 29, 2025 (the “Company Valuation Report”). The Company Valuation Report was prepared in good faith based on estimates reasonably believed by the Company and its Representatives to be fair, reasonable, and accurate under the circumstances, and neither the Company nor any of their respective Representatives have any reason to believe that the Company Valuation Report or any of the assumptions or information contained therein are inaccurate or incomplete in any material respect.

Section 7.3 Third-Party Approvals.

(a) The Parties shall use commercially reasonable efforts to determine the filings and notifications required to be made with, or consents that are required to be obtained from, any third party under the terms of any Material Contract or any Governmental Authority under any applicable Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Subject to the remainder of this Section 7.3, the Company, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Representatives to, promptly file or make or cause to be filed or made, and use commercially reasonable efforts to obtain or cause to be obtained as promptly as practicable, all necessary filings with and consents of such third parties or Governmental Authorities.

(b) Without limiting the foregoing, the Parties shall use efforts to take or cause to be taken all other actions necessary, proper, or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under any applicable Antitrust Law as soon as reasonably practicable after the date of this Agreement. If required by the Antitrust Laws and if the appropriate filing pursuant to the Antitrust Laws has not been filed prior to the date hereof, each Party agrees to make, and cause to be made, an appropriate filing pursuant to the Antitrust Laws with respect to the Transactions within five Business Days after the date of this Agreement. Except as may be restricted in connection with any applicable Antitrust Law, (i) the Parties shall use commercially reasonable efforts, and shall cooperate, in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, (ii) the Parties shall cooperate and provide one another reasonable advance notice of, and the opportunity to consult regarding, all meetings with Governmental Authorities, whether in person or by electronic or telephonic means, and regarding all written communications with Governmental Authorities, in each case, in connection with the Transactions, and (iii) the Parties shall promptly provide each other with copies of all written communications to or from any Governmental Authority. No Party shall, and each Party shall not permit any of its Representatives to, participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall not willfully take any action that delays, impairs, or impedes the receipt of any required consents, authorizations, Orders, or approvals.

(c) Each Party will promptly notify the others in writing of any pending or threatened in writing any Action by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions.

Section 7.4 Resignations. As requested by the Company, Vanguard will cause its directors to resign as directors of Vanguard, provided that no such resignation will be deemed a termination of employment or otherwise affect any arrangements with respect to such directors.

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Section 7.5 Closing Capital Contribution. Not later than 45 days following the Closing, the Company shall contribute or cause to be contributed to Vanguard cash in the amount of $5,000,000 solely for the purpose of initiating an internally funded and operated program for acquiring medical debt from healthcare providers.

Article VIII

ADDITIONAL COVENANTS

Section 8.1 Confidentiality. From and after the Closing, unless the Company otherwise consents in writing, the Contributors shall hold in confidence all Confidential Information, including the terms and conditions of this Agreement and the other Transaction Documents, unless compelled to disclose such Confidential Information by Order or applicable Law, provided that, to the extent allowed under applicable Law, the Contributors shall promptly notify the Company prior to disclosing any such Confidential Information pursuant to any Order or applicable Law and assist the Company (at the Company’s sole expense) in obtaining confidential treatment for the Confidential Information so disclosed.

Section 8.2 Public Announcements. No Party shall, and each Party shall cause its respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the economic or other material terms of the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 8.3 Budgets. Vanguard shall, at least 30 days following the Closing Date, prepare budgets and business plans for the remainder of the 2026 fiscal year and for 2027 fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months. Vanguard shall submit the budgets and business plans for approval by the Company, with such changes thereto as shall be mutually agreed to by Vanguard and the Company.

Section 8.4 D&O Indemnification and Insurance.

(a) The Company agrees that all rights to indemnification, advancement of expenses, and exculpation by Vanguard in favor of each Person who is now or has ever been an officer, director, or manager of Vanguard as provided in the Governing Documents of Vanguard, in each case, as in effect as of the Closing Date, or pursuant to any other agreements in effect as of the Closing Date, will survive the Closing Date and continue in full force and effect in accordance with their respective terms.

(b) The obligations of the Company and Vanguard under this Section 8.4 may not be terminated or modified in any manner that adversely affects any director, officer, or manager who is the beneficiary of this Section 8.4 without the consent of such director, officer, or manager (it being expressly agreed that such directors, officers, and managers are third-party beneficiaries of this Section 8.4).

Section 8.5 Tax Matters.

(a) The Contributors’ Representative shall prepare, or cause to be prepared, the Tax Returns of Vanguard for taxable periods that end on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with Vanguard’s past practice, unless otherwise required by applicable Laws. The Contributors shall provide copies of each such Tax Return to the Company for its review and consent not later that thirty (30) days prior to the applicable due date. In the event that the Company disagrees with any portion of such Tax Return, the Contributors’ Representative and the Company shall negotiate n good faith to resolve any disputes, with any outstanding disputes being resolved by an independent accounting firm reasonably acceptable to both Parties, the cost of which shall be borne equally by both Parties. The number of Acquisition Shares issuable hereunder shall be reduced by the amount, if any, shown as due on any such Tax Return, and the Company shall cause Vanguard to file such Tax Returns and to pay such amounts.

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(b) The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of Vanguard or otherwise relating to the Transactions (including signing any Tax Return), any audit or other examination by any Governmental Authority, or any Actions relating to Liabilities for Taxes of Vanguard. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the other Parties with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(c) All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or gains or similar Taxes incurred as a result of the Transactions shall be paid by Vanguard, and Vanguard shall file all required change of ownership and similar statements.

(d) Notwithstanding anything to the contrary in the Governing Documents of Vanguard, the Contributors shall cause to be made, and Vanguard shall make, a “push-out” election pursuant to Section 6226 of the Code with respect to any audit or other tax examination of Vanguard for any taxable period (or portion thereof) that begins prior to the Closing Date. The Parties shall execute all necessary forms and take all required actions to effectuate the push-out election pursuant to Section 6226 of the Code with respect to any audit of other tax examination of Vanguard for any taxable period (or portion thereof) ending on or before the Closing Date. Any tax adjustments resulting from such election shall be allocated to the Contributors and shall not be the responsibility of the Company or Vanguard. The Contributors shall indemnify the Company for any costs or liabilities arising from the failure to properly effectuate such election.

Section 8.6 Record Retention. During the seven-year period immediately following the Closing Date, the Company will, and will cause Vanguard to, (a) retain all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts, and Governing Documents of Vanguard relating to pre-Closing periods, and (b) upon reasonable notice, provide Contributor Representative with reasonable access to the same (including the right to make copies at its expense) during normal business hours in a manner that does not unreasonably interfere with the normal business operations of Vanguard.

Section 8.7 Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the terms of this Agreement and the Transactions.

Section 8.8 Equity Incentive Plan. Following the Closing, the Parties shall cooperate with each other to develop a plan in form and substance reasonably acceptable to the Parties to permit Vanguard management to participate in the Company’s 2026 Equity Incentive Plan.

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Article IX

Indemnification

Section 9.1 Indemnification by the Company. The Company shall indemnify and hold harmless the Contributors and each of their respective Affiliates, Representatives, successors, and assigns (the “Contributor Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Contributor Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (a) any breach of or inaccuracy in any of the representations or warranties of the Company under this Agreement; (b) any failure by the Company to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by the Company under this Agreement or any other Transaction Document; and (c) any Liability arising from any material misstatements, inaccuracies, or other information contained in the Registration Statement, any Prospectus, or otherwise arising from the Direct Listing, including under Section 11 or Section 12(a)(1) of the Securities Act of 1933, as amended, or Section 10(b) of the Exchange Act.

Section 9.2 Indemnification by the Contributors.

(a) The Contributors shall, in the manner provided below, indemnify and hold harmless the Company and each of its Affiliates, officers, directors, managers, employees, agents, representatives, successors, and assigns (the “Company Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Company Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (i) severally and not jointly with respect to any breach of or inaccuracy in any of the representations or warranties of such Contributor under this Agreement, (ii) jointly and not severally with respect to any breach of or inaccuracy in any of the representations or warranties of Vanguard this Agreement, (iii) severally and not jointly with respect to any failure by such Contributor to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by such Contributor under this Agreement or any other Transaction Document, or (iv) severally and not jointly with respect to any Contributor Indemnified Taxes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Contributors shall not be liable for any information contained in the Registration Statement or in any Prospectus, or in any subsequent registration statement or prospectus or prospectus supplement contained therein or relating thereto, except for information furnished in writing by the Contributors, or by an authorized representative of the Contributors on behalf of the Contributors, to the Company expressly for inclusion therein.

(b) The indemnification obligations of the Contributors shall be subject to the following limitations:

(i) Cap on Indemnification. The aggregate amount to be paid by the Contributors for Damages under Section 9.2(a)(ii) and Section 9.2(a)(iv) (solely with respect to Vanguard’s Contributor Indemnified Taxes) shall not exceed the Indemnity Holdback Amount and the Company’s sole and exclusive remedy with respect to such Damages shall be the retention of the Indemnity Holdback Amount (the “Cap”) and each Contributor’s indemnification obligation hereunder with respect to such Damages shall be limited to such Contributor’s Pro Rata Portion; provided, however, that (A) for any Damages arising out of Section 9.2(a)(iv) (solely with respect to Vanguard’s Contributor Indemnified Taxes), the Cap shall be equal to 25% of the Adjusted Purchase Price, and (B) for any Damages arising under Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(a)(iv) (solely with respect to a Contributor’s Contributor Indemnified Taxes) or out of Fraud or willful misconduct by a Contributor, the Cap shall not exceed the portion of the Adjusted Purchase Price actually received by such Contributor.

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(ii) Thresholds. The Contributors shall not be liable in respect of Damages under Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect Vanguard’s Contributor Indemnified Taxes) unless and until (A) the amount of each such Damages exceeds $25,000 or (B) the aggregate amount of all such Damages exceeds $120,000, in which case the Contributors shall be liable for the entire amount of the Damages.

(iii) Recourse. Subject to the limitations set forth above, the Company Indemnified Parties may recover Damages either (A) from the Indemnity Holdback Amount or (B) after the Indemnity Holdback Amount is exhausted or fully reserved for disputed claims, for any Damages other than Damages arising from Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect to Vanguard’s Contributor Indemnified Taxes), directly from the Contributors.

(iv) Pro Rata Satisfaction. Except for Damages under Section 9.2(a)(i), Section 9.2(a)(iii) and Section 9.2(a)(iv) (solely with respect to a Contributor’s Contributor Indemnified Taxes) or resulting from Fraud or intentional misconduct by a Contributor, Damages payable from the Indemnity Holdback Amount or otherwise from the Adjusted Purchase Price will be satisfied on the basis of each Contributor’s Pro Rata Portion. All other Damages arising under Section 9.2(a), not otherwise satisfied by the applicable Contributor’s Pro Rata Portion of the Adjusted Purchase Price, shall be recoverable directly against the applicable Contributor.

(v) Other Limitations. The Contributors shall not be liable to make payments in respect of any Damages for which a reduction for such Damages has already been accounted for as a deduction to the Adjusted Purchase Price. Damages will be calculated net of any insurance proceeds or any indemnity payment actually received, net of costs of enforcement, deductibles and retro-premium adjustments, by the indemnified party in connection with such Damages or any of the circumstances giving rise thereto.

Section 9.3 Distribution of Indemnity Holdback Amount. Subject to the following requirements, on the Indemnity Holdback Expiration Date, all Acquisition Shares then remaining of the Indemnity Holdback Amount shall be distributed as set forth in Section 2.3 less any amount that is reasonably necessary, as reflected in a notice delivered by the Company to the Contributors’ Representative in good faith prior to the Indemnity Holdback Expiration Date, to satisfy any unsatisfied claims for Damages concerning facts and circumstances existing prior to the Indemnity Holdback Expiration Date.

Section 9.4 Survival.

(a) Each representation and warranty of the Company, and each covenant, obligation, and agreement of that requires performance by the Company prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of twelve (12) months following the Closing Date. Each covenant, obligation, and agreement of a Company Party or Vanguard requiring performance from and after the Closing (including the indemnification obligations of the Company pursuant to Section 9.1(c)) will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations (it being understood that the Company will also be liable for any breach of a covenant, obligations, or agreement requiring performance by Vanguard after the Closing).

(b) Each representation and warranty of Vanguard and the Contributors, and each covenant, obligation, and agreement that requires performance by the Contributors or Vanguard prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of 12 months following the Closing Date. Each covenant, obligation, and agreement of Contributor requiring performance from and after the Closing will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations.

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Section 9.5 Indemnification Procedures. Promptly after becoming aware of a claim for which indemnity may be sought pursuant to this Article IX, the Party seeking indemnification (the “Indemnified Party”) will notify the Party from whom indemnification is sought (the “Indemnifying Party”) of such claim. Such notice shall include a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim and shall identify the specific provision(s) of this Agreement under which such indemnification is being sought. The Indemnified Party’s failure or delay in providing the notice will not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced as a result thereof. Unless the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense or the settlement of such claim (such notice to be given as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than fifteen (15) days following the notice to the Indemnifying Party), the Indemnified Party will have the exclusive right to defend, settle, or pay such claim. The Indemnified Party will not be liable to the Indemnifying Party for any legal or other expense incurred by the Indemnifying Party in connection with any such defense or settlement undertaken by the Indemnifying Party. If the Indemnifying Party assumes the defense, the Indemnifying Party will not agree to any settlement, compromise, or discharge of a third-party claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld). If the Indemnifying Party has assumed the defense or settlement of such claim, the Indemnified Party will have the right to employ its own counsel, at its own expense. Notwithstanding the foregoing, the Indemnified Party will have the right to direct the defense of any such claim at the expense of the Indemnifying Party (but subject to the limitations in this Article IX), and the Indemnifying Party will not be able to assume the defense of any such claim, if (a) the Indemnified Party concludes in good faith that there are specific defenses available to it that are different from or additional to those available to the Indemnifying Party, (b) the underlying claim is reasonably expected to have a material adverse effect on the Indemnified Party, (c) the Indemnifying Party has failed or is failing to prosecute or defend such claim, (d) the claim relates to Taxes or any criminal or regulatory action or the claim seeks damages other than monetary damages, or (e) the Indemnifying Party has failed to unconditionally acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such claim under this Agreement. The defending Party in any event will (i) defend such claim with reasonable diligence, (ii) cooperate with the other Parties in the investigation and analysis of such claim or proceeding, (iii) afford the other Parties reasonable access to such relevant information as it may have in its possession, and (iv) keep the other Parties reasonably informed regarding such claim and any related proceedings.

Section 9.6 Indemnification Payments. No later than five Business Days after (a) agreement by the applicable Indemnifying Party or (b) any final adjudicated determination that any amounts are owed by any Indemnifying Party to any Indemnified Party under this Article IX, the Indemnifying Party shall pay all such amounts to the Indemnified Party in cash by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party; provided, however, that any such amounts payable to a Company Indemnified Party by any Contributor Indemnified Party with respect to claims made under Section 9.2 shall be satisfied (i) with respect to claims arising under Section 9.2(a)(ii) or Section 9.2(a)(iv), solely from the Indemnity Holdback Amount, (ii) with respect to claims arising under Section 9.2(a)(i) or Section 9.2(a)(iii), first from the Indemnity Holdback Amount, and thereafter through a surrender of additional Acquisition Shares or in cash, at the Company Indemnified Party’s election, or (iii) with respect to Fraud or willful misconduct by a Contributor, from such Contributor’s surrender of additional Acquisition Shares or in cash, at the Company Indemnified Party’s election. To the extent any Damages are satisfied from the Indemnity Holdback Amount or through the surrender of Acquisition Shares, the number of Acquisition Shares to be surrendered shall be determined based on the amount of Damages subject to indemnification, divided by the thirty-day trailing volume-weighted closing price of the Common Stock measured from the date of the Indemnified Party’s delivery of notice to the Indemnifying Party regarding the matter subject to indemnification.

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Section 9.7 Exclusive Remedy. Other than in the event of Fraud or actions for specific performance, the Parties acknowledge and agree that the remedies provided for in this Article IX are their sole and exclusive remedies with respect to any claims based upon, arising out of, with respect to, or by reason of the matters covered by this Agreement.

Article X

Termination

Section 10.1 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the written consent of the Company and the Contributors’ Representative;

(b) by the Company upon written notice to Vanguard and the Contributors’ Representative if there has been a material breach by the Contributors or Vanguard of any covenant, representation, or warranty contained in this Agreement such that the conditions to the Closing contained in Section 3.5(a)(i) or Section 3.5(a)(ii) cannot be satisfied, except that (i) if such material breach is capable of being cured by the Drop Dead Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(b) prior to the delivery by the Company to the Contributors’ Representative of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Drop Dead Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(b) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such material breach has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Section 3.5(b);

(c) by the Contributors’ Representative (so long as neither the Contributors nor Vanguard is then in material breach of any provision of this Agreement) upon written notice to the Company if the Company has breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its respective representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions to the Closing contained in Section 3.5(b)(i) or Section 3.5(b)(ii) cannot be satisfied and such breach has not been cured on or prior to the Drop Dead Date; or

(d) by either the Company, on one hand, or the Contributors’ Representative, on the other hand, if any of the conditions to the Closing set forth in Section 3.5 have not been satisfied by March 31, 2026 (the “Drop Dead Date”), it being understood that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Drop Dead Date.

Section 10.2 Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 10.1 (other than pursuant to (Section 10.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

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(b) Any proper and valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of any proper and valid termination of this Agreement pursuant to Section 10.1, (i) this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that this Section 10.2 and Article XI will each survive the termination of this Agreement in accordance with their respective terms and (ii) nothing in this Agreement will relieve any Party from any liability for Fraud or any willful breach prior to or in connection with the termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees, costs, and expenses (including attorneys’ and advisors’ fees, costs, and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions.

Section 11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company and the Contributors’ Representative.

Section 11.3 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Parties with respect to such subject matter.

Section 11.4 Notices. Any notice or other communication required or permitted under this Agreement will be deemed made (a) upon receipt by the receiving Party if delivered in writing and served by personal delivery; (b) upon receipt by the receiving Party if delivered by email at the address set forth below provided the notifying Party receives confirmation of receipt by the receiving Party (e.g., a “read receipt”); or (c) three Business Days after postage or deposit, as applicable, if delivered by certified mail, registered mail, or courier service, return-receipt requested, to the Persons and addresses indicated below:

If to the Company (or to Vanguard after the Closing), to:

AIAI Holdings Corporation

17304 Preston Rd, Suite 520

Dallas, Texas 75252

Attention: Todd Furniss, Chief Executive Officer

Email: tf@aiaiholdings.com

with a copy (which will not constitute notice) to:

Egan Nelson LLP

2911 Turtle Creek Blvd. Suite 1100

Dallas, Texas 75219

Attention: Ken Betts

Email: ken.betts@egannelson.com

If to Contributor (or to Vanguard prior to the Closing) to:

Vanguard Healthcare Solutions LLC

18383 Preston Road, Suite 110

Dallas, Texas 75252

Attention: Richard Delgado

Email: rdelgado@vanguardhcs.com

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Each Party may change its address and contact information for notices under this Agreement by providing the other Parties with notice of such change pursuant to this Section 11.4.

Section 11.5 Waiver. Waiver of any provision of this Agreement by any Party will only be effective if in writing and will not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.

Section 11.6 Binding Effect; Assignment. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, and any purported assignment will be null and void and of no effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.7 No Third Party Beneficiary. Except as set forth in Section 8.4, nothing in this Agreement confers any rights, remedies, or claims upon any Person not a Party to this Agreement.

Section 11.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by the internal Laws of the State of Delaware, without giving effect to its conflict of law principles.

Section 11.9 Consent to Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions may only be brought in the United States District Court for the Northern District of Texas sitting in Dallas, Texas (or, if such court does not have subject matter jurisdiction, the state courts for the State of Texas sitting in Dallas, Texas), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions in Section 11.4 will be effective service of process on such Party.

Section 11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

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Section 11.11 Counterparts. The Parties may execute this Agreement in one or more counterparts, each of such counterparts will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed original signatures for all purposes.

Section 11.12 Preamble and Recitals. The preamble and recitals to this Agreement are hereby expressly incorporated into this Agreement as if fully set forth in this Section 11.11.

Section 11.13 Severability. Any provision of this Agreement that is or becomes invalid, illegal, or unenforceable in any respect will not affect the validity, legality, or enforceability of any other provision of this Agreement.

Section 11.14 Rules of Construction.

(a) Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Exhibit mean an Article or Section of, or Annex or Exhibit to, this Agreement, unless another agreement is specified; (ii) the word “including” will be construed as “including, without limitation”; (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns will be deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time; (ix) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof; (x) references to “Dollars” or “$” are references to United States Dollars; (xi) references to “written” or “in writing” include electronic form; (xii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days; and (xiii) the words “shall” and “will” have the same meaning.

(b) The headings of Articles, Sections, Annexes, Exhibits, and Schedules to the Disclosure Letters are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annex and Exhibits hereto, along with the Schedules to the Disclosure Letters, are incorporated into this Agreement as if fully set forth herein.

(c) Each disclosure on any one Schedule to the Disclosure Letters will be deemed to be disclosed on any other Schedule to the Disclosure Letters to the extent that it is reasonably apparent that the information disclosed in such Schedule to the Disclosure Letters is applicable to another Schedule to the Disclosure Letters. The information included in the Disclosure Letters is disclosed solely for the purposes of this Agreement, and no information included in the Disclosure Letters will be deemed an admission by Vanguard or the Contributors to any Person of any matter, including with respect to any violation of Law or breach of any agreement. Disclosure of any information, agreement, or other item in the Disclosure Letters will not imply that such information, agreement, or other item is or is not material or that the inclusion or exclusion of any such item creates a standard of materiality.

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(d) If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

(e) The Parties acknowledge and agree that, for administrative purposes with respect to wire transfers, amounts owing between the Parties at the Closing under this Agreement or any other Transaction Document may be offset against one another.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15 Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, but subject to Section 7.3(b), each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity, as a remedy for any such breach or threatened breach. Each Party further agrees that no Party or any other Person will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 11.16 The Contributors’ Representative.

(a) Each of the Contributors hereby irrevocably appoints Richard Delgado as such Contributor’s representative (the “Contributors’ Representative”) with respect to all matters arising hereunder or in connection herewith. The Contributors’ Representative hereby accepts such appointment and agrees to serve in the capacity contemplated by this Section 11.16. The Contributors’ Representative may resign at any time, and the Contributors’ Representative may be removed by the vote of a majority of the Contributors (the “Majority Holders”). In the event that the Contributors’ Representative has resigned or been removed, a new Contributors’ Representative shall be appointed by a promptly-held vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Contributors’ Representative. Any successor Contributors’ Representative must agree to be bound by the terms and conditions of this Agreement applicable to the Contributors’ Representative and will thereupon become the Contributors’ Representative for purposes of this Agreement and all applicable ancillary agreements.

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(b) The Contributors’ Representative shall act as, and is hereby appointed by each of the Contributors as, true and lawful attorney-in-fact, agent and representative of each Contributor and shall be authorized to act on behalf of the Contributors and to take any and all actions required or permitted to be taken by the Contributors’ Representative under this Agreement and any ancillary documents. In all matters relating to this Section 11.16, the Contributors’ Representative shall be the only party entitled to assert the rights of the Contributors hereunder. This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated hereby and fulfilling the other purposes hereof. The authority conferred upon the Contributors’ Representative shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Contributor or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of the Contributors or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity), and if after the execution hereof any Contributor shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated hereby, the Contributors’ Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Company herein to consult with, notify, advise or otherwise communicate with the Contributors shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Contributors’ Representative, and the Company shall be entitled to rely on the on any act or communication of the Contributors’ Representative as the act or communication of the Contributors.

(i) Each Contributor irrevocably grants the Contributors’ Representative, by virtue of such Contributor’s execution of this Agreement, exclusive and full power and authority in the name and on behalf of such Contributor:

(A) to execute and deliver, on behalf of such Contributor, and to accept delivery of, on behalf of such holder, such releases, instruments and other documents as the Contributors’ Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;

(B) to acknowledge receipt of any consideration to be received by such Contributor pursuant to this Agreement (other than the Adjusted Purchase Price to be paid at Closing) and the Escrow Agreement as payment in full thereof and to designate the manner of payment of such consideration;

(C) (1) to dispute or refrain from disputing, on behalf of such Contributor, any claim made by the Company under this Agreement and comply with orders and decrees with respect to, any dispute or loss; (2) negotiate and compromise, on behalf of such Contributor, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement or the ancillary agreements; and (3) agree to and execute, on behalf of such Contributor, any settlement agreement, release or other document with respect to such dispute or remedy;

(D) to give and receive notices and communications, or to give or agree to, on behalf of such holder, any and all consents, waivers, amendments or modifications, as the Contributors’ Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(E) to engage attorneys, accountants and agents, and to incur such Representative Expenses as the Contributors’ Representative, in its sole discretion, determines are appropriate in the exercise of its powers and authority conferred hereunder, all of which Representative Expenses shall be for the account of the Contributors;

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(F) to amend this Agreement, or any of the instruments to be delivered to the Company by such holder pursuant to this Agreement;

(G) to have exclusive power and authority to disburse or direct payments of any consideration payable under this Agreement for the benefit of such Contributor; to have exclusive power and authority to institute legal action or otherwise act on behalf of such Contributor with respect to any claims against the Company and to control and direct any such claims;

(H) to give such instructions and to take such action or refrain from taking such action, on behalf of such holder, as the Contributors’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement;

(I) to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Contributors’ Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Contributors’ Representative; and

(J) to fund the actions and obligations of the Contributors’ Representative as authorized hereunder.

(ii) Each of the Contributors hereby agrees, by virtue of the execution of this Agreement, that:

(A) in all matters in which action by any such Contributor or the Contributors’ Representative is required or permitted under this Agreement, the Contributors’ Representative is exclusively authorized to act on behalf of such Contributor, notwithstanding any dispute or disagreement among any such Contributors, or between any such Contributor and the Contributors’ Representative;

(B) any decision, act, consent or instruction of the Contributors’ Representative shall constitute a decision of all of such Contributors and shall be final, binding and conclusive upon each such Contributor;

(C) the power and authority of the Contributors’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of such holders under this Agreement shall have terminated, expired or been fully performed; and

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(D) the Contributors’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any such Contributor. All actions, decisions and instructions of the Contributors’ Representative shall be conclusive and binding upon such Contributor, and no Contributor shall have any cause of action against the Contributors’ Representative, and the Contributors’ Representative shall not be liable to any Contributor, for any action taken or not taken, decision made or instruction given by the Contributors’ Representative under this Agreement. The Contributors’ Representative shall not be liable to any Contributor for any apportionment or distribution of payments made by it in good faith. Neither the Contributors’ Representative nor any Representative employed by it shall incur any liability to any such holder by virtue of a failure or refusal of the Contributors’ Representative to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder. Further, the Contributors’ Representative shall be indemnified and held harmless by each Contributor from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be directly or indirectly imposed on, incurred by or asserted against the Contributors’ Representative in connection with the exercise of its powers or authority hereunder, provided that, the Contributors’ foregoing indemnification obligation shall be on a several basis and allocated to each Contributor on a pro rata basis. In no event shall any Contributor be obligated to indemnify or hold the Contributors’ Representative harmless in the case of fraud by the Contributors’ Representative.

(iii) All Representative Expenses shall be promptly reimbursed by the Contributors on a pro rata basis for all fees and expenses that have been or will be incurred by the Contributors’ Representative in connection with the completion of the Transactions, including the exercise of its powers and authority as the Contributors’ Representative as set forth herein (the “Representative Expenses”). The Contributors’ Representative may effect any reimbursement for such Representative Expenses from the Contributor’s Representative Fund, which funds shall not be comingled with any other funds of the Contributors’ Representative or any of its Affiliates.

(c) The Contributors’ Representative shall have such powers and authority as are set forth in this Agreement; provided, however, that the Contributors’ Representative shall have no obligation to act on behalf of the Contributors except as expressly provided herein. Without limiting the generality of the foregoing, the Contributors’ Representative shall have full power, authority and discretion to estimate and determine the amounts of Representative Expenses and to pay such Representative Expenses. As between the Contributors and the Contributors’ Representative, the Contributors’ Representative shall not be required to take any action on behalf of the Contributors or otherwise in its capacity as the Contributors’ Representative under this Agreement that would involve incurring Representative Expenses (and shall have no liability for not taking such action) unless the Contributors’ Representative is holding funds delivered to it under this Section 11.16 or has been provided with other funds, security or indemnities which, in the sole determination of the Contributors’ Representative, are sufficient to protect the Contributors’ Representative against the costs, expenses and liabilities which may be incurred by the Contributors’ Representative in taking such action. The Contributors’ Representative shall be entitled to reimbursement from funds paid to it under this Section 11.16 or otherwise received by it in its capacity as the Contributors’ Representative pursuant to or in connection with this Agreement, for all Representative Expenses, including all expenses, disbursements and advances of or to its counsel, experts and other agents and consultants incurred by the Contributors’ Representative in the exercise of its powers and authority under this Agreement or otherwise in its capacity as the Contributors’ Representative. In the event that the Contributors’ Representative determines, in its sole and absolute discretion, that the funds paid to the Contributors’ Representative pursuant to this Section 11.16 or otherwise received by it in its capacity as the Contributors’ Representative pursuant to or in connection with this Agreement exceed the actual and then-estimated amount of future Representative Expenses, then the Contributors’ Representative shall transfer such excess amount to the Contributors on a pro rata basis.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

COMPANY

AIAI Holdings Corporation

By:	/s/ Todd Furniss
Name:	Todd Furniss
Title:	Chief Executive Officer

Signature Page to Contribution Agreement

VANGUARD

Vanguard Healthcare Solutions LLC

By:	/s/ Richard Delgado
Name:	Richard Delgado
Title:	Chief Operating Officer

CONTRIBUTORS

[Signatures on File]

Signature Page to Contribution Agreement

Annex A

Certain Defined Terms

“Action” means any action, claim, demand, arbitration, investigation, hearing, complaint, litigation, suit, or other proceeding of any nature, including civil, criminal, administrative, or regulatory, whether at law or in equity.

“Additional Acquisition Documentation” means the definitive transaction documents governing the Additional Acquisitions, each substantially in the form made available to the Contributors’ Representative.

“Additional Acquisitions” means those Persons identified on Annex B.

“Adjusted Purchase Price” means an amount equal to the Base Purchase Price minus the amount of the Assumed Vanguard Indebtedness.

“Adjustment Holdback Amount” means the number of Acquisition Shares equal to (a) $3,000,000 minus the amount of the Assumed Vanguard Indebtedness divided by (b) the Initial Offering Price.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, the terms “control,” “controls,” and “controlled” mean the power to direct or cause the direction of the management or policies of such specified Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise. For avoidance of doubt, all of the Persons acquired (or to be acquired) by the Company or any of its Affiliates pursuant to the Additional Acquisitions will be deemed an Affiliate of the Company for all purposes hereunder.

“Antitrust Laws” means all applicable Laws that are designed or intended to prohibit, restrict, or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, and the Federal Trade Commission Act of 1914.

“Assumed Vanguard Indebtedness” means an amount of Vanguard Indebtedness agreed to by the Company and the Contributors’ Representative not later than 10 days prior to the Closing Date.

“Base Purchase Price” means $12,000,000.

“Benefit Plan” means any pension, employment, retirement, collective bargaining, bonus, severance, compensation, or other benefit plan, agreement, or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any Multiemployer Plan.

“Business” means the business of delivering clinical and medical practice management innovations to improve patient care, drive physician efficiency, and enhance medical practice revenue.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in the State of are authorized or required by Law to close.

Annex A-1

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” means that certain letter from the Company to the Contributors and Vanguard dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by the Company either in response to an express disclosure requirement of the Company contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of the Company in this Agreement.

“Company Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on either (a) the business, results of operations, properties, or assets of the Company or (b) the ability of the Company to consummate the Transactions (including the Direct Listing) on or before the Drop-Dead Date, provided that, solely with respect to clause (a) above, any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (iii) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (iv) changes in general to the industry (including regulatory changes) in which the Company operates, or (v) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“Confidential Information” means any information concerning Vanguard or the Business that is proprietary in nature and non-public or confidential, in whole or in part, provided that, Confidential Information does not include any information that (a) is or becomes publicly available other than through a violation of this Agreement by the Contributors, (b) is received on a non-confidential basis from a source other than the Parties or their respective Affiliates or Representatives who, to the Knowledge of the Contributors’ Representative, is not prohibited from disclosing such information by any legal or contractual obligation, (c) was already known by Contributor at the time of receipt from the disclosing Person, or (d) is developed by or on behalf of the Contributors without the use of or reference to Confidential Information.

“Consultant” means an independent contractor, consultant, sales representative, agent, commercial agent, or other freelancer who provides services to Vanguard or with respect to the Business.

“Contract” means any contract, agreement, lease, undertaking, commitment, or other binding arrangement (whether written or oral) between the parties thereto.

“Contributor Disclosure Letter” means that certain letter from Vanguard to the Company and dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Vanguard or the Contributors either in response to an express disclosure requirement of Vanguard or the Contributors contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of Vanguard or the Contributors in this Agreement.

“Contributor Indemnified Taxes” means (a) Taxes (or the non-payment thereof) of any Contributor, or (b) Taxes (or the non-payment thereof) of Vanguard or otherwise in relation to the conduct of the Business of Vanguard for any Tax year (or other Tax period) ending on or before the Closing Date.

Annex A-2

“CPI Adjustment Factor” means, with respect to any Performance Shares, the quotient (rounded to four decimal places) obtained by dividing (a) the most recently published Consumer Price Index for All Urban Consumers (CPI-U, U.S. City Average, All Items, not seasonally adjusted, 1982-84=100) published by the U.S. Bureau of Labor Statistics as of the end of the calendar month immediately prior to the Revenue Threshold achievement date, by (b) the CPI-U published as of the Closing Date. If such CPI-U data in not available within thirty (30) days of the relevant month-end, the parties shall use the most recently published CPI-U data.

“Damages” means any and all losses, Liabilities, damages, fees, punitive damages (but only to the extent such punitive damages are actually awarded to a third party), and costs and expenses, including reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, action, suit, proceeding, or demand of any kind or character.

“Direct Listing” means, together, the registration of the Common Stock under Section 12 of the Exchange Act and the listing of the Common Stock for trading on Nasdaq.

“Disclosure Letters” means the Company Disclosure Letter and the Contributor Disclosure Letter.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any Law, Order, or Contract with any Governmental Authority relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of or exposure to Hazardous Substances.

“Environmental License” means any License relating to or required by any Environmental Law in connection with the Business.

“Equity Interests” means any (a) shares, interests, or other equivalents (however designated) of capital stock of a corporation; (b) membership, partnership, or other equity ownership interests in a Person other than a corporation; and (c) warrants, options, convertible securities (e.g., convertible debt), calls, or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with Vanguard, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Annex A-3

“Fraud” means (a) with respect to the Contributors or Vanguard, the actual fraud of the Contributors or Vanguard caused by Contributor or Vanguard making a representation or warranty in Article IV or Article V, as applicable, with the actual (not constructive or imputed) knowledge of the Contributors that such representation was false or misleading at the time made, with the intention of deceiving or misleading the Company and inducing the Company to enter into this Agreement; and (b) with respect to the Company either (i) the actual fraud of the Company caused by the Company making a representation or warranty in Article VI with the actual (not constructive or imputed) knowledge of the Company (or any of its Representatives) that such representation was false or misleading at the time made, with the intention of deceiving or misleading the Contributors and Vanguard and inducing the Contributors and Vanguard to enter into this Agreement, or (ii) any act, omission, misstatement, event, occurrence, circumstance, or other event that could lead to Liability pursuant to the Exchange Act (including Section 11, Section 12(a)(1), or Section 10(b) thereof).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any entity or trust, such entity’s constituent or organizational documents, such as its articles of organization, certificate of formation, articles of incorporation, or declaration of trust and any other documents or agreements adopted by the entity to govern the formation or the internal affairs of the entity or trust, such as its operating agreement, bylaws, trust agreement, shareholders or members agreement, or voting agreement, as such documents have been amended, restated, or supplemented from time to time, if applicable.

“Governmental Authority” means (a) any government, governmental authority, agency, commission, department, or other similar body, court, tribunal, arbitrator, or arbitral body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Hazardous Substance” means (a) any pollutant, contaminant, waste, or chemical; (b) any toxic or otherwise hazardous substance; or (c) any substance, waste, or material having any constituent elements displaying any of the foregoing characteristics.

“Indebtedness” means (a) any indebtedness or other obligation for borrowed money (or any guaranties thereof); (b) any indebtedness evidenced by a note, bond, debenture, or other security or similar instrument; (c) any Liability with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (d) any Liability for the deferred purchase price of property or other assets (including any “earn out” or similar payments); (e) any Liability under any performance bond or letter of credit or any bank overdrafts or similar charges; and (f) any accrued interest, pre-payment penalties, breakage costs, redemption fees, costs, expenses, premiums, and other amounts owing pursuant to instruments evidencing Indebtedness (assuming that such Indebtedness is repaid on the Closing Date).

“Indemnity Holdback Amount” means a number of Acquisition Shares equal to (a) $600,000 divided by (b) the Initial Offering Price.

“Indemnity Holdback Expiration Date” shall have the meaning set forth in Section 2.3.

“Initial Performance Shares” shall have the meaning set forth in Section 2.2.

“Initial Target Revenues” shall have the meaning set forth in Section 2.2.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions, and other patent rights; (b) trademarks, service marks, trade dress, trade names, and all related goodwill and similar rights; (c) copyrights, mask works, and designs; (d) trade secrets, know-how, inventions, confidential business information, and other proprietary information and rights; (e) computer software programs, including all related source code, object code, specifications, designs, and documentation; and (f) domain names, Internet addresses, and other computer identifiers.

Annex A-4

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Contributors’ Representative” means the actual knowledge of the Contributors’ Representative following consultation with the Contributors.

“Labor Laws” means any Laws relating to employment, discrimination, health and safety, labor relations, or workplace safety and insurance.

“Law” means any applicable domestic or foreign law, statute, ordinance, code, regulation, rule, directive, guideline, standard, policy, Order, or other requirement of a Governmental Authority, whether or not having the force of law.

“Liability” means any liability, loss, damage, cost, or expense (including reasonable attorneys’ fees), in each case, whether direct or indirect and accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration, or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed, pledge, charge, security interest, right of first refusal, right of first offer, preemptive rights, easement, restriction, covenant, condition, title default, encroachment, survey defect, option, or other encumbrance.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiple employer plan” as defined in Section 413(c) of the Code, or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

“Nasdaq” means the Nasdaq Global Market of the National Association of Securities Dealers Automated Quotations Systems.

“Order” means any order, decision, judgment, writ, injunction, decree, award, or other determination of any Governmental Authority.

“Ordinary Course” means the ordinary course of business of Vanguard consistent with past practice.

“Payoff Letters” shall have the meaning set forth in Section 3.3(b).

“Permitted Lien” means (a) Liens for Taxes not yet due and payable; (b) imperfections of title and other similar Liens that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use or occupancy of such asset or property in connection with the operations of Vanguard; (c) Liens arising by operation of Law in the Ordinary Course, such as mechanics’ Liens, materialmens’ Liens, carriers’ Liens, warehousemens’ Liens, and similar Liens, that are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance, or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts, and similar obligations; (f) with respect to any lease, title of the lessor and any other Liens arising pursuant to the terms of the applicable lease or arising under zoning, land use, or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by Vanguard; and (g) with respect to the Acquired Interest, transfer restrictions arising under the Governing Documents of Vanguard or pursuant to applicable federal or state securities Laws.

Annex A-5

“Person” means any individual, corporation, company, partnership, association, limited liability company, business enterprise, trust, or other legal entity.

“Registration Statement” means the Registration Statement on Form S-1 submitted and declared effective by the by the SEC in connection with the Direct Listing.

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor, or other agent or representative of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Performance Shares” shall have the meaning set forth in Section 2.2.

“Secondary Target Revenues” shall have the meaning set forth in Section 2.2.

“Tax” means any tax imposed, assessed, or collected by or under the authority of any Governmental Authority (including any penalty, interest or addition thereto).

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, or other documentation required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and amendment thereof.

“Tertiary Performance Shares” shall have the meaning set forth in Section 2.2.

“Tertiary Target Revenues” shall have the meaning set forth in Section 2.2.

“Transaction Documents” means this Agreement, the Contributor Closing Deliverables, and the Company Closing Deliverables.

“Transaction Expenses” means any fees, costs, and expenses incurred or subject to reimbursement by Vanguard, in each case, in connection with the Transactions, including the fees, costs, and expenses of brokers, counsel, accountants, or other advisors or service providers of Vanguard or the Contributors.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Value” means the number of shares of the Common Stock equal to (i) the specified dollar amount adjusted for inflation pursuant to the CPI Adjustment Factor divided by (ii) the thirty-day trailing weighted-average closing price of the Common Stock ending on the second trading day prior to the applicable date of issuance of the Performance Shares.

“Vanguard Indebtedness” means any Indebtedness of Vanguard and any of its Affiliates as of a date not later than 10 days prior to the Closing Date.

“Vanguard Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on the business, results of operations, properties, or assets of Vanguard, provided that any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, (b) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (c) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (d) changes in general to the industry (including regulatory changes) in which Vanguard operates, or (e) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“Vanguard Plan” means any Benefit Plan (a) under which any current or former employee, director, or officer of Vanguard or any of its Affiliates, the Vanguard Employee, or Consultant has any present or future right to benefits and that is maintained, sponsored, or contributed to by Vanguard or any of its Affiliates or (b) with respect to which Vanguard or its Affiliates has any Liability.

Annex A-6

Annex B

Additional Acquisitions

1.	C.C. Carlton Industries, Ltd.

2.	Constellation Industries, Inc.

3.	gTC MediGuide, LP

4.	AI Research Corporation

5.	Bond Street Limited, LLC

Annex B-1